Exhibit 99.1

MSGI Expands Into Asia With Hyundai Syscomm Corp.

Forms Strategic Alliance as Hyundai Syscomm Takes Position in MSGI

NEW YORK, NY, October 19, 2006 - MSGI Security Solutions, Inc. (Nasdaq: MSGI), a leading provider of proprietary security products and services, today announced that the company has formed a strategic relationship with Hyundai Syscomm Corp., designed to deploy MSGI video surveillance and perimeter security solutions throughout Asia.

Hyundai Syscomm has entered into a subscription agreement with MSGI whereby Hyundai Syscomm will own 900,000 common shares of MSGI stock in exchange for the purchase of an exclusive license for Asia and non-exclusive worldwide license for $500,000, and the immediate utilization of MSGI technologies. Because of a Nasdaq marketplace rule, only 865,000 shares will be issued at this time.

MSGI and Hyundai Syscomm are currently in the process of completing several agreements as part of this relationship, including a three year subcontracting deal, with related performance-driven warrants, for utilization in Southeast Asia beginning next month. The preliminary emphasis of the new relationship will be focused on perimeter security for critical infrastructures and cross-border security in several countries.

“We are extremely pleased to announce this long-term relationship with Hyundai Syscomm, a leader in CDMA networks worldwide,” stated Jeremy Barbera, chairman and CEO of MSGI. “Working together, we can offer state-of-the-art wireless video surveillance and perimeter security solutions for critical installations and cross-border facilities. In today’s environment, where threats to government operations are ever-present, and where business continuity is a growing concern for companies, MSGI and Hyundai Syscomm can provide secure, encrypted, wireless networks that safeguard both assets and people wherever they reside.”

Hyundai Syscomm and its affiliates design, manufacture, supply, market, sell, install and maintain wireless networks and components and security systems throughout the world. MSGI and its affiliates have the knowledge and capability to integrate with Hyundai Syscomm’s products by retrofitting wireless video security systems into established wireless networks and by integrating such systems into wireless infrastructure projects around the world.

Mr. Barbera concluded, “As a wireless pioneer, Hyundai Syscomm brings extraordinary infrastructure and experience to MSGI, while our video surveillance and protection capabilities will create new product offerings for Hyundai Syscomm, thereby diversifying the client base and creating greater depth of solutions for both parties.”

About MSGI Security Solutions, Inc.

MSGI Security Solutions, Inc. is a leading provider of proprietary security products and services to commercial and governmental organizations worldwide, including the U.S. Department of Homeland Security and U.S. Department of Justice, with a focus on cutting-edge encryption technologies for surveillance, intelligence monitoring, and data protection. From its offices in the U.S. and Europe, the company serves the needs of counter-terrorism, public safety, and law enforcement agencies. More information on MSGI is available on the company's website at www.msgisecurity.com.

About Hyundai Syscomm Corp.
Hyundai Syscomm is a CDMA infrastructure vendor with an installed base of over 3 million CDMA subscribers and over 2200 base stations globally. Hyundai Syscomm, developer of the world’s first commercial CDMA system, installed its first network in 1995 and its products support all major CDMA spectrums globally with a wide range of solutions